Exhibit 10.10

Certain identified information has been marked in the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “AGREEMENT”), dated as of January 6, 2017 (the “EFFECTIVE DATE”), by and between YALE UNIVERSITY, a corporation organized and existing under and by virtue of a charter granted by the general assembly of the Colony and State of Connecticut and located in New Haven, Connecticut (“YALE”), and INOZYME PHARMA, LLC, a limited liability company formed and existing under the laws of the State of Delaware, and with principal offices located at [**] (“LICENSEE”) is effective as of the EFFECTIVE DATE.

R E C I T A L S:

WHEREAS, in the course of research conducted under YALE auspices, BRADDOCK, an employee of YALE, and the other inventors in the BRADDOCK LAB in the course of studying ENPP biology, have produced and may continue to produce compositions of matter, know-how, methods, data and other intellectual property that have and may continue to lead to the discovery and development of active substances and the use thereof that may induce, prevent, modify or otherwise modulate the activation of ENPP for the purpose of diagnosing, preventing or treating a disease or condition (the “INVENTIONS”). Included in the INVENTIONS are:

(a)    [**];

(b)    [**];

(c)    [**];

(d)    [**]; and

(e)    Retained for Numbering Purposes Only; and

(f)    [**];

WHEREAS, as of the EFFECTIVE DATE, BRADDOCK serves or in the near future is expected to serve, on the LICENSEE’s Scientific Advisory Board and as a paid consultant to LICENSEE;

WHEREAS, YALE permits its faculty such as BRADDOCK to engage in consulting consistent with YALE policies such as the Yale University Patent Policy (http://ocr.yale.edu/faculty/policies/yale-university-patent-policy) and the policies of the Yale Faculty Handbook (http://provost.yale.edu/faculty-handbook), and LICENSEE acknowledges that BRADDOCK’s involvement with LICENSEE is subject to such policies, as such policies may be modified from time-to-time by YALE after the EFFECTIVE DATE;

WHEREAS, YALE wishes to have the INVENTIONS and any resulting patents commercialized to benefit the public good;

WHEREAS, to induce YALE to enter into this AGREEMENT, LICENSEE has represented that it has been formed for the purpose of developing and commercializing PRODUCTS IN CLASS or LICENSED METHODS and that it intends to develop the skill and expertise to seek to develop and commercialize the PRODUCTS IN CLASS or LICENSED METHODS for public use in the LICENSED TERRITORY;

WHEREAS, YALE is willing to grant a license to LICENSEE, subject to the terms and conditions of this AGREEMENT;

WHEREAS, in order to minimize the need, for purposes of this Agreement, to identify the genesis of unpatented know-how, materials and methods incorporated by LICENSEE into its ENPP PRODUCTS during periods when BRADDOCK is MEANINGFULLY INVOLVED at LICENSEE and MEANINGFULLY INVOLVED AT YALE, the parties have agreed that ENPP PRODUCTS, including those that result from the filing and prosecution of patents claiming ENPP PRODUCTS developed by LICENSEE during such period, shall be deemed PRODUCTS IN CLASS under this AGREEMENT; and

WHEREAS, contemporaneous with the execution and delivery of this AGREEMENT, the parties are entering into the RESEARCH AGREEMENT;

NOW THEREFORE, in consideration of these statements and mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, YALE and LICENSEE agree to the terms of this AGREEMENT as follows.

ARTICLE 1    REPRESENTATIONS AND WARRANTIES

1.1    LICENSEE represents and warrants to YALE as follows:

(a)    LICENSEE is a limited liability company duly formed and in good standing under the laws of the State of Delaware; has all corporate power to carry on its business as presently conducted and to own and operate its properties and assets;

(b)    The execution, delivery and performance by LICENSEE of this AGREEMENT have been duly authorized by all necessary corporate action by LICENSEE;

(c)    There is no pending or, to LICENSEE’s knowledge, threatened litigation involving LICENSEE which would have any material adverse effect on this AGREEMENT or on LICENSEE’s ability to perform its obligations hereunder; and

(d)    There is no indenture, contract or other agreement to which LICENSEE is a party or by which LICENSEE is bound which prohibits or would prohibit the execution and delivery by LICENSEE of this AGREEMENT or the performance or observance by LICENSEE of any material term or provision of this AGREEMENT.

1.2    YALE represents and warrants to LICENSEE as follows:

(a)    The execution, delivery and performance by YALE of this AGREEMENT have been duly authorized by all necessary corporate action on the part of YALE and YALE has all right, power and authority necessary to grant the LICENSE and to perform its obligations hereunder;

(b)    [**], there is no pending or, threatened patent or contract litigation involving YALE which would have any material adverse effect on this AGREEMENT or on YALE’s ability to perform its obligations hereunder;

(c)    [**], there is no indenture, contract or other agreement to which YALE is a party or by which YALE is bound which prohibits or would prohibit the execution and delivery by YALE of this AGREEMENT or the performance or observance by YALE of any material term or provision of this AGREEMENT;

(d)    [**] YALE holds all right, title and interest in and to the LICENSED PATENTS existing as of the EFFECTIVE DATE and is the sole and exclusive owner thereof, subject only to the rights, if any, of the United States government and its agencies, as specified in Section 3.5; and

(e)    [**]; and

(f)    As of the EFFECTIVE DATE, [**], YALE has adequate right, title and interest in and to the LICENSED MATERIALS and LICENSED METHODS listed or summarized in Exhibit 2.25 and existing as of the EFFECTIVE DATE sufficient to grant the LICENSE thereof to LICENSEE under this AGREEMENT [**]; provided, however, that LICENSEE represents and warrants to YALE that it has for LICENSED MATERIALS listed in Exhibit 2.25 (or will have for future LICENSED MATERIALS) acquired all necessary licenses to THIRD PARTY intellectual property in LICENSED MATERIALS prior to requesting shipment of LICENSED MATERIAL that contains such THIRD PARTY intellectual property; and

(g)    Except as set forth on Appendix C, as of the EFFECTIVE DATE, [**] YALE’s Office of Cooperative Research [**]; and

1.3    YALE further represents to LICENSEE as follows:

(a)    [**] YALE will [**].

(b)    YALE will [**] the EFFECTIVE DATE, YALE’s [**] YALE’s [**]; and

(c)    [**] YALE shall [**], and [**] may undertake with respect to ENPP TECHNOLOGY and ENPP PRODUCTS; and

(d)    [**] YALE [**] pursuant to this AGREEMENT and [**] as of the EFFECTIVE DATE [**] YALE, and in the case of [**] the EFFECTIVE DATE [**] YALE, [**].

1.4    At the time of [**] the EFFECTIVE DATE, YALE shall in such amendment [**] such amendment [**], unless otherwise specified in such amendment by YALE in statements or exceptions that YALE includes in such amendment, that YALE holds all right, title and interest in such future LICENSED PATENT and is the sole and exclusive owner thereof, subject only to the rights, if any, of the United States government and its agencies, as specified in Section 3.5.

ARTICLE 2     DEFINITIONS

The following terms used in this AGREEMENT shall be defined as set forth below:

2.1    “AFFILIATE” shall mean any entity or person that directly or indirectly controls, is controlled by or is under common control with LICENSEE. For purposes of this definition, “control” means possession of the power to direct the management of such entity or person, whether through ownership of more than Fifty Percent (50%) of voting securities, by contract or otherwise.

2.2    “APPROVED PRODUCT” shall mean a PRODUCT, the sale, marketing, and use of which in humans (or other animals) has been approved by the FDA, or, as to a PRODUCT sold, marketed, or used in a country other than the United States, that has been approved to the extent necessary by the comparable required government authority in such country.

2.3    “BRADDOCK” shall mean Dr. Demetrios Braddock .

2.4    “BRADDOCK LAB” shall mean any one or more of YALE’s employees, students or contractors from time to time working under the direct supervision of BRADDOCK as members of his laboratory at YALE.

2.5    CHANGE OF CONTROL” shall mean:

[**].

2.6    “CLAIMS” is defined in Section 14.1.

2.7    “CONFIDENTIAL INFORMATION” shall mean all information disclosed by one party to the other during the negotiation of or under this AGREEMENT in any manner, whether in writing or orally, visually or in tangible form, that relates to the ENPP TECHNOLOGY or this AGREEMENT, unless such information is subject to an exception described in Section 8.2 and shall include the terms of any sublicense or proposed sublicense and any information or reports of or about any SUBLICENSEE that LICENSEE may from time to time provide to YALE pursuant to this AGREEMENT; provided, however, that CONFIDENTIAL INFORMATION that is disclosed in tangible form shall be marked “Confidential” at the time of disclosure and CONFIDENTIAL INFORMATION that is disclosed orally or visually shall be identified as confidential at the time of disclosure and subsequently reduced to writing, marked confidential and delivered to the other party within [**] of such disclosure. CONFIDENTIAL INFORMATION shall include, without limitation, materials, know-how and data, technical or non-technical, inventions, methods and processes, whether or not patentable and all information provided by LICENSEE to YALE pursuant to Sections 7.3 and 9.3. [**], CONFIDENTIAL INFORMATION shall be deemed to [**].

2.8    “EARNED ROYALTY” is defined in Section 6.1.

2.9    “EFFECTIVE DATE” shall mean the date set forth in the first paragraph of this AGREEMENT.

2.10    “ENPP” shall mean any ectonucleotide pyrophosphatase/phosphodiesterase enzymes.

2.11    “ENPP PRODUCT” shall mean any PRODUCT that uses an ENPP or an agonist or antagonist of ENPP, its receptors, substrates, or ENPP enzymatic products to induce, prevent, modify or otherwise modulate a response or activity for the purpose of diagnosing, preventing or treating a disease or condition in humans or non-human animals.

2.12    “ENPP TECHNOLOGY” shall mean LICENSED PATENTS, LICENSED KNOW-HOW, LICENSED MATERIALS, LICENSED METHODS and all inventions and any information, know-how, technical and non-technical data, methods and processes and any drawings, plans, diagrams, specifications, and/or other documents or data form containing such information that directly relates to (i) one or more ENPPs and the activity, modification and/or modulation thereof or (ii) ENPP PRODUCTS (including, but not limited to, the composition, method of use or method of manufacture of ENPP PRODUCTS).

2.13    “FDA” shall mean the United States Food and Drug Administration or any comparable governmental agency in any territory with regulatory authority in or for a country or group of countries other than the United States.

2.14    “FEDERAL PATENT POLICY” is defined in Section 3.5.

2.15    “FIRST SALE” shall mean the first sale to a THIRD PARTY of any PRODUCT IN CLASS in any country in which such product is an APPROVED PRODUCT, or the first sale to a THIRD PARTY of a service using a LICENSED METHOD. If LICENSEE is providing services to a THIRD PARTY in the context of a sublicense of the ENPP TECHNOLOGY or a drug development collaboration with such THIRD PARTY, the provision of such services shall not qualify as a FIRST SALE.

2.16    “GAAP” is defined in Section 9.3

2.17    “IND” shall mean an Investigational New Drug and/or Diagnostic application filed with the FDA prior to beginning clinical trials in humans (or other animals) in the United States or in or for any country or group of countries outside the United States.

2.18    “IND APPROVAL” shall mean approval of an IND filed with the FDA.

2.19    “INDEMNIFIED PERSONS” is defined in Section 14.1.

2.20    “INVENTIONS” is defined in the recitals to this AGREEMENT.

2.21    “INVENTOR AGREEMENT” shall mean a consulting or other agreement directly between LICENSEE, SUBLICENSEE, or an AFFILIATE and BRADDOCK or any employee of or student at YALE who is in the BRADDOCK LAB.

2.22    “INSOLVENT” shall mean that LICENSEE (i) has ceased generally to pay its debts in the ordinary course of business when due, (ii) is insolvent as defined by the United States Federal Bankruptcy Code, as amended from time to time, or (iii) has commenced bankruptcy, reorganization, receivership or insolvency proceedings, or any other proceeding under any Federal, state or other law for the relief of debtors.

2.23    “LICENSE” is defined in Section 3.4.

2.24    “LICENSED KNOW-HOW” shall mean, [**] information, knowhow, technical and non-technical data, concepts, processes and any drawings, plans, diagrams, specifications, and/or other documents or data forms containing such information (collectively, the “KNOW-HOW”), that is solely owned by YALE, [**] prior to [**], that may be used for the discovery, development, selection, improvement of, or use as, an ENPP PRODUCT or LICENSED METHOD and that: [**]. A summary of LICENSED KNOW-HOW existing prior to the EFFECTIVE DATE are listed in Exhibit 2.25.

2.25    “LICENSED MATERIALS” shall mean tangible materials (including, but not limited to, pharmaceutical, chemical and biochemical products) (collectively, the “MATERIALS”) discovered, developed or acquired by or on behalf of BRADDOCK or the BRADDOCK LAB [**] that may be used for the discovery, development, selection, improvement of or use as an ENPP PRODUCT or LICENSED METHOD, that is provided to LICENSEE by BRADDOCK or the BRADDOCK LAB and that, [**] may be used for the discovery, development, selection, improvement of, or use as, an ENPP PRODUCT or LICENSED METHOD. LICENSED MATERIALS existing prior to the EFFECTIVE DATE are listed in Exhibit 2.25.

2.26    “LICENSED METHODS” shall mean any method, procedure, service or process that may be used for the discovery, development, selection, improvement of, or use as, an ENPP PRODUCT (collectively, the “METHODS”), discovered, developed or acquired by or on behalf of BRADDOCK or the BRADDOCK LAB, [**], the practice of which, in the absence of a license from YALE, would infringe a VALID CLAIM of a LICENSED PATENT or which uses or is derived from LICENSED KNOW-HOW, LICENSED MATERIALS, and/or the LICENSED PATENTS, in each case that is disclosed to LICENSEE by BRADDOCK or the BRADDOCK LAB (or by YALE on behalf of BRADDOCK) and, that, [**]. LICENSED METHODS existing prior to the EFFECTIVE DATE are listed or summarized in Exhibit 2.25.

2.27    “LICENSED PATENTS” shall mean:

(a)    the United States or foreign patent application(s) and patents(s) listed in Appendix A and owned by YALE during the TERM;

(b)    [**];

(c)    any continuations, divisionals, and continuations-in-part, and continued prosecution application(s), to the extent the claims of any such patent or patent application are directed to subject matter specifically described in the patent applications described in clause (a) or (b);

(d)    any reissues, re-examinations, renewals, or extensions of patent applications or patents described in clause (a), (b) or (c), or substitutes therefor; and

(e)    the relevant international equivalents of any of the patents or patent applications described in clause (a), (b), (c) or (d).

Appendix A is incorporated into this AGREEMENT.

2.28    “LICENSED TERRITORY” shall mean Worldwide.

2.29    “LICENSEE PATENT” shall mean:

(a)    any United States or foreign patent application(s) and patents(s) filed by or on behalf of LICENSEE [**];

(b)    any continuations, divisionals, and continuations-in-part, and continued prosecution application(s), to the extent the claims of any such patent or patent application are directed to subject matter specifically described in the patent applications described in clause (a);

(c)    any reissues, re-examinations, renewals, or extensions of patent applications or patents described in clause (a) or (b), or substitutes therefor; and

(d)    the relevant international equivalents of any of the patents or patent applications described in clause (a), (b) or (c).

2.30    “LMR” is defined in Section 5.2.

2.31    “MEANINGFULLY INVOLVED AT LICENSEE” shall mean a situation whereby BRADDOCK has an active consulting agreement with LICENSEE, or is a member of the Scientific Advisory Board of LICENSEE, or has an arrangement whereby BRADDOCK provides advice on a regular basis to LICENSEE. Without limiting the foregoing, the parties agree that BRADDOCK has been MEANINGFULLY INVOLVED AT LICENSEE from the date LICENSEE was formed (i.e., September 11, 2015) through the EFFECTIVE DATE.

2.32    “MEANINGFULLY INVOLVED AT YALE” shall mean a situation whereby BRADDOCK [**].

2.33    “MINIMUM DIRECT COSTS” is defined in Section 7.5.

2.34    “MRP” is defined in Section 6.3.

2.35    “NDA” shall mean (i) a New Drug Application or Biologic License Application filed with the FDA to obtain marketing approval for a PRODUCT IN CLASS in the United States; or (ii) a foreign equivalent of (i).

2.36    “NET SALES” shall mean:

(a)    gross invoice price from the sale, lease or other transfer or disposition, other than by sublicense, of a PRODUCT IN CLASS or LICENSED METHOD, or from services performed using a PRODUCT IN CLASS or LICENSED METHOD, by LICENSEE or any SUBLICENSEE or AFFILIATE to third parties, except as set forth in Section 2.36(b), in each case from and after the FIRST SALE of such PRODUCT IN CLASS or LICENSED METHOD, less the following deductions, provided they actually pertain to the disposition of the PRODUCTS IN CLASS or LICENSED METHODS and, in the case of the items specified in the immediately succeeding clauses (i), (ii) and (iii), are separately stated on the applicable invoice:

(i)	all discounts, credits and allowances on account of returns;

(ii)	transportation and insurance; and

(iii)	duties, taxes and other governmental charges levied on the sale, transportation or delivery of PRODUCTS IN CLASS or practice of the LICENSED METHODS, but not including income taxes.

No deductions shall be made for any other costs or expenses, including, but not limited to, commissions to independent sales agents or those on LICENSEE’s or a SUBLICENSEE’s or AFFILIATE’s payroll or for the cost of collection.

(b)    “NET SALES” shall not include the gross invoice price for PRODUCTS IN CLASS or LICENSED METHODS sold to, or services performed using PRODUCTS IN CLASS or LICENSED METHODS for, any AFFILIATE unless such AFFILIATE is an end-user of any PRODUCT IN CLASS or LICENSED METHOD, in which case such consideration shall be included in NET SALES at the average selling price charged to a THIRD PARTY during the same quarter.

2.37    “PATENT POLICY” shall mean YALE’s official policy regarding discoveries or inventions both patentable and practical made by YALE faculty, staff, fellows, students, and other individuals as described at the following site: http://ocr.yale.edu/faculty/policies/yale-university-patent-policy and as may be modified and published by YALE from time to time after the EFFECTIVE DATE.

2.38    “PHASE 1 STUDY” shall mean a human clinical trial in any country that is intended to evaluate initially the safety of an investigational PRODUCT IN CLASS in volunteer subjects or patients that would satisfy the requirements of 21 CFR 312.21(a), or other comparable regulation imposed by the FDA or its foreign counterpart.

2.39    “PHASE 2 STUDY” shall mean a human clinical trial in any country that is conducted to evaluate the effectiveness of the PRODUCT IN CLASS for a particular indication or indications in patients with the disease or condition under study and to determine the common short-term side effects and risks associated with the drug that would satisfy the requirements of 21 CFR 312.21(b), or other comparable regulation imposed by the FDA or its foreign counterpart.

2.40    “PHASE 3 STUDY” shall mean a pivotal human clinical trial in any country the results of which could be used to establish safety and efficacy of a PRODUCT IN CLASS as a basis for a marketing application that would satisfy the requirements of 21 CFR 312.21(c) or other comparable regulation imposed by the FDA or its foreign counterpart.

2.41    “PIVOTAL TRIAL” shall mean a controlled clinical trial to evaluate the safety and efficacy of a given PRODUCT IN CLASS in humans. Each such clinical trial should show safety and efficacy to a statistical significance and suffice as demonstration of such PRODUCT IN CLASS’s safety and efficacy such that the results of said trial are the basis for the filing of an NDA for such a PRODUCT IN CLASS.

2.42    “PLAN” is defined in Section 7.1.

2.43    “PRODUCT” shall mean any form of product, including but not limited to, a service, a method, a diagnostic (or the like), an apparatus, a kit, a drug and other type of therapeutic or prophylactic for human (or other) disease or condition, including, without limitation, gene therapy constructs, small molecules, proteins, peptides, peptidomimetics, antisense constructs, antibody-drug conjugates or any other natural or synthetic molecule, and assays run in reference labs for fee-for-service diagnostic tests.

2.44    “PRODUCT IN CLASS” shall mean any ENPP PRODUCT [**].

(a)    Notwithstanding the foregoing in this definition, PRODUCT IN CLASS shall not include:

(x) [**]; or

(y) [**]; provided, however,

(b)    Notwithstanding the foregoing in (a) of this definition [**] in this definition [**] in this definition [**] shall be a PRODUCT IN CLASS.

2.45    “QUALIFIED SUBLICENSEE” shall mean a SUBLICENSEE that (1) is a company whose products or services primarily use biotechnology methods for their production, design or delivery, and whose market capitalization or fair market value exceeds $[**] at the end of such SUBLICENSEE’s most recent fiscal year preceding the effective date of the proposed sublicense or (2) is a pharmaceutical company with at least $[**] of sales of products or services that use biotechnology methods for their production, design or delivery in its most recent fiscal year preceding the effective date of the proposed sublicense.

2.46    “REASONABLE COMMERCIAL EFFORTS” shall mean documented efforts:

(a)    that are consistent with those utilized by companies of similar size and type and at a similar stage of corporate development to LICENSEE, which companies have successfully developed therapeutic or prophylactic products similar to the proposed PRODUCTS IN CLASS described in the PLAN and/or services of a type similar to LICENSED METHODS described in the PLAN; and

(b)    that are consistent with the interests of LICENSEE’s stockholders and the development of a PRODUCT IN CLASS and/or commercial application of LICENSED METHODS and that constitute a prudent and commercially reasonable use of LICENSEE’s capital resources; and

(c)    that are evidenced by a record of incurring MINIMUM DIRECT COSTS, which shall include the RESEARCH SUPPORT, and additional documented expenditures appropriate to the stage of development of one or more PRODUCTS IN CLASS and/or commercial application of LICENSED METHODS.

2.47    “REDUCED EARNED ROYALTY” is defined in Section 6.1.

2.48    “RESEARCH AGREEMENT” shall mean the Corporate Sponsored Research Agreement, dated as of the EFFECTIVE DATE, by and between YALE and LICENSEE, as the same may be amended, extended, renewed or replaced from time to time.

2.49    “RESEARCH PROGRAM” shall mean the research program that will be conducted under the RESEARCH AGREEMENT.

2.50    “RESEARCH SUPPORT” shall mean amounts payable by LICENSEE to YALE under the RESEARCH AGREEMENT.

2.51    “SECTION 1.2 BREACH” is defined in Section 3.9.

2.52    “SECTION 1.2 LIABILITY” is defined in Section 3.9.

2.53    “SUBLICENSEE” shall mean any THIRD PARTY sublicensed by LICENSEE to make, have made, use, sell, offer for sale, have sold, import or export any PRODUCT IN CLASS or to practice any LICENSED METHOD.

2.54    “SUBLICENSE INCOME” shall mean consideration in any form actually received by LICENSEE or an AFFILIATE in connection with a grant to any THIRD PARTY or parties of a sublicense, cross-license, or other right, license, privilege or immunity to make, have made, use, sell, have sold, distribute, import or export PRODUCTS IN CLASS or to practice the ENP TECHNOLOGY, but excluding consideration that may be received by LICENSEE or an AFFILIATE as a royalty (or similar consideration) on sales of such PRODUCTS IN CLASS. SUBLICENSE INCOME shall include, without limitation, but subject to the following sentence, any license signing fee, license maintenance fee, unearned portion of any minimum royalty payment received by LICENSEE, equity interest in a person and/or entity other than LICENSEE or an AFFILIATE and any distribution or joint marketing fee. SUBLICENSE INCOME shall not include:

(a)    [**];

(b)    [**]; or

(c)    [**].

In case [**], as described in clause [**] above, is [**] within [**] thereafter LICENSEE shall [**] YALE [**] SUBLICENSE INCOME. YALE [**] LICENSEE [**].

2.55    “SUCCESSFUL FINANCING” shall mean cumulative funding raised by LICENSEE of at least $[**], excluding grant funding.

2.56    “TERM” is defined in Section 3.7.

2.57    “TERMINATION EVENT” shall mean:

(a)    LICENSEE fails to make any payment whatsoever due and payable pursuant to this AGREEMENT and LICENSEE shall fail to make all such payments (and to pay all interest due on such payments under Section 6.4) for [**] after receipt of written notice of such failure from YALE; or

(b)    LICENSEE commits a material breach of any provision of this AGREEMENT (other than as provided in the immediately preceding clause (a)) which breach (1) if capable of being cured, shall continue uncured for [**] after LICENSEE receives written notice thereof from YALE, which notice shall identify such breach in reasonable detail, or (2) is incapable of being cured; or

(c)    LICENSEE fails to obtain or maintain insurance as described in Article 14; or

(d)    LICENSEE gives notice to YALE pursuant to Section 7.4(a) or (b);

(e)    the occurrence of any of the events set forth in Section 7.4(a) or (b);

(f)    LICENSEE has failed to:

(i)	achieve the SUCCESSFUL FINANCING within [**] after the EFFECTIVE DATE; or

(ii)

after completion of the SUCCESSFUL FINANCING, incur documented direct expenditures of at least $[**] per calendar year (pro rated for any partial calendar year) towards the discovery, development, manufacture or sale of PRODUCTS IN CLASS, including amounts incurred by SUBLICENSEES and AFFILIATES (for purposes of this clause (ii), amounts paid by LICENSEE under the RESEARCH AGREEMENT shall be deemed direct expenditure on the discovery, development, manufacture or sale of a PRODUCT IN CLASS); or

(iii)	file an IND for a PRODUCT IN CLASS with the FDA within three (3) years after completion of the SUCCESSFUL FINANCING;

(iv)	following the [**] for a PRODUCT IN CLASS, [**] of a PRODUCT IN CLASS, which shall be evidenced by [**] period starting from the [**] for a PRODUCT IN CLASS:

(a)	[**];

(b)	[**];

(c)	[**] of a PRODUCT IN CLASS;

(d)	[**] with respect to a PRODUCT IN CLASS;

(e)	[**] for a PRODUCT IN CLASS;

(f)	[**] for a PRODUCT IN CLASS; or

(g)	[**].

For purposes of the immediately preceding clauses (iii) and (iv), actions and activities of LICENSEE’s AFFILIATES and SUBLICENSEE with respect to a PRODUCT IN CLASS shall be deemed actions of LICENSEE.

2.58    “TERMINATION EVENT INFORMATION NOTICE” is defined in Section 13.4(a).

2.59    “TERMINATION EVENT NOTICE” is defined in Section 13.4(a).

2.60    “THIRD PARTY” or “THIRD PARTIES” shall mean any person or entity other than YALE, LICENSEE, or an AFFILIATE.

2.61    “VALID CLAIM” shall mean, as the context requires, (i) an issued and unexpired claim of a LICENSED PATENT so long as such claim shall not have been irrevocably abandoned or declared to be invalid in an unappealable decision of a court or other authority of competent jurisdiction through no fault or cause of LICENSEE or (ii) an issued and unexpired claim of an LICENSEE PATENT so long as such claim shall not have been irrevocably abandoned or declared to be invalid in an unappealable decision of a court or other authority of competent jurisdiction.

ARTICLE 3    LICENSE GRANT AND TERM

3.1    Subject to all the terms and conditions of this AGREEMENT, YALE hereby grants to LICENSEE an exclusive license under all of YALE’s interest in the LICENSED PATENTS, LICENSED MATERIALS and LICENSED METHODS to make, have made, use, sell, offer for sale, have sold, import or export therapeutic and prophylactic ENPP PRODUCTS in the LICENSED TERRITORY, with the right to sublicense as provided in this AGREEMENT. Any LICENSED PATENT described in Article 2.27(b) shall become part of the LICENSE under this AGREEMENT by an amendment to this AGREEMENT pursuant to Article 17.6.

3.2    Subject to all the terms and conditions of this AGREEMENT, YALE hereby grants to LICENSEE a non-exclusive license under all of YALE’s interest in the LICENSED PATENTS, LICENSED METHODS and LICENSED MATERIALS to make, have made, use, sell, offer for sale, have sold, import or export diagnostic ENPP PRODUCTS within the LICENSED TERRITORY, with the right to sublicense as provided in this AGREEMENT.

3.3    Subject to all the terms and conditions of this AGREEMENT, YALE hereby grants to LICENSEE a non-exclusive license under all of YALE’s interest in the LICENSED KNOW-HOW to make, have made, use, sell, offer for sale, have sold, import or export any ENPP PRODUCT, method, procedure, service or process in the LICENSED TERRITORY, with the right to sublicense as provided in this AGREEMENT.

3.4    (a) Collectively, the rights granted to LICENSEE under Section 3.1, Section 3.2 and Section 3.3 shall be the “LICENSE”. The LICENSE is further subject to all the terms and conditions of this AGREEMENT, including, without limitation, YALE’s right to terminate the LICENSE in accordance with the terms of this AGREEMENT if a TERMINATION EVENT has occurred and is continuing by reason of, among other things, LICENSEE’s failure to pay all amounts due to YALE pursuant to Articles 5, 6, and 10 and LICENSEE’s failure to comply with Section 7.5.

(b)    Part of the consideration received by YALE for the grant of the LICENSE is LICENSEE’s obligation under the RESEARCH AGREEMENT to provide RESEARCH SUPPORT in the aggregate amount of One Million Three Hundred Seventy-Nine Thousand Nine Hundred and Ninety-Nine Dollars ($1,379,996.00) according to the following total annual budget of:

[**]	[**]	[**]

[**]	[**]	[**]

provided for in the RESEARCH AGREEMENT. [**] in case of termination of the RESEARCH AGREEMENT, LICENSEE shall have paid all costs for which LICENSEE is responsible under the RESEARCH AGREEMENT and which costs were incurred by YALE and unpaid by the LICENSEE through the date of termination, including, without limitation, all non-reimbursed costs and non-cancelable commitments of YALE relating to the RESEARCH AGREEMENT, that are incurred prior to the date of termination of the RESEARCH AGREEMENT, but in the case of personnel costs, no more than salary and benefits of such personnel provided for under the RESEARCH AGREEMENT [**]. YALE shall use reasonable best efforts to mitigate such costs and commitments, consistent with YALE’s normal policies and practices with regard to termination or transfer of, or assistance in seeking other employment for, such personnel. Expiration or termination of the RESEARCH AGREEMENT in accordance with its terms shall not be deemed a termination of this AGREEMENT.

3.5    To the extent that any invention included within the LICENSED PATENTS has been funded in whole or in part by the United States government, the United States government retains certain rights in such invention as set forth in 35 U.S.C. §200-212 and all regulations promulgated thereunder, as amended, and any successor statutes and regulations (the “FEDERAL PATENT POLICY”). As a condition of the grant of the LICENSE, LICENSEE acknowledges and shall comply with all aspects of the FEDERAL PATENT POLICY applicable to the LICENSED PATENTS, including the obligation that PRODUCTS IN CLASS used or sold in the United States be manufactured substantially in the United States. Nothing contained in this AGREEMENT obligates or shall obligate YALE to take any action that would conflict in any respect with its past, current or future obligations to the United States Government under the FEDERAL PATENT POLICY with respect to the LICENSED PATENTS.

3.6    The LICENSE is expressly made subject to YALE’s reservation of the right, on behalf of itself and all other non-profit academic research institutions, to make, use and practice the ENPP TECHNOLOGY for academic research, clinical, teaching or other non-commercial purposes, and not for purposes of commercial development, use, manufacture, sale or distribution. Nothing in this AGREEMENT shall be construed to grant by implication, estoppel or otherwise any licenses under patents of YALE other than the LICENSED KNOW-HOW, LICENSED MATERIALS, LICENSED METHODS, and LICENSED PATENTS.

3.7    The term of the LICENSE (the “TERM”) shall commence on the EFFECTIVE DATE and, unless terminated earlier as provided in Article 13, shall automatically expire, on a country-by-country basis, on the date that is the latest of whichever of the following is applicable:

(a)    the date on which the last of the VALID CLAIMS of the patents included in the LICENSED PATENTS in such country expires, lapses or is declared to be invalid by a final decision of a court or other authority of competent jurisdiction, not subject to further appeal, through no fault or cause of LICENSEE; and

(b)    the date that is ten (10) years after the last LICENSED KNOW-HOW, LICENSED MATERIALS, or LICENSED METHODS have been provided to LICENSEE by YALE under this AGREEMENT; and

(c)    the date that is ten (10) years from the date of FIRST SALE of a PRODUCT IN CLASS;

but in no event shall the TERM end later than the date that is thirty (30) years after the EFFECTIVE DATE.

3.8    YALE hereby agrees that, after the EFFECTIVE DATE and for so long as BRADDOCK is MEANINGFULLY INVOLVED AT YALE and MEANINGFULLY INVOLVED AT LICENSEE, [**] and claimed in any LICENSED PATENT.

3.9    In the event of a CHANGE OF CONTROL, LICENSEE’s successor shall have the right, exercisable by written notice to YALE given prior to such CHANGE OF CONTROL, to elect that upon the occurrence of such CHANGE OF CONTROL, for purposes of this AGREEMENT, [**].

3.10    To the extent that any MATERIALS provided by BRADDOCK or the BRADDOCK LAB to LICENSEE on or after the EFFECTIVE DATE are not owned One Hundred Percent (100%) by YALE, YALE shall, [**] LICENSEE [**] YALE’s [**]. It is the parties’ intention, [**] the EFFECTIVE DATE, [**] the parties.

3.11    To the extent that any METHODS provided by BRADDOCK or the BRADDOCK LAB to LICENSEE after the EFFECTIVE DATE are not owned One Hundred Percent (100%) by YALE, YALE shall [**] LICENSEE [**] YALE’s [**].

ARTICLE 4    SUBLICENSES

4.1    Any sublicense by LICENSEE to a QUALIFIED SUBLICENSEE of the rights granted to LICENSEE under this AGREEMENT shall comply with the provisions of Sections 4.2, 4.3 and 4.4. In addition to the foregoing in this Section 4.1, any sublicense by LICENSEE to a SUBLICENSEE who is not a QUALIFIED SUBLICENSEE of the rights granted to LICENSEE under this AGREEMENT shall also comply with the provisions of Section 4.5.

4.2    (a) [**] the related definitions in this AGREEMENT. LICENSEE will provide YALE with a copy of each sublicense agreement (and all amendments thereof) within [**] of execution of such agreement or amendment. A breach of this provision shall be a TERMINATION EVENT.

(b)    So long as [**], LICENSEE shall be responsible for enforcing the provisions of such sublicense.

4.3    LICENSEE shall pay royalties to YALE on NET SALES of SUBLICENSEES based on the same royalty rate as apply to NET SALES by LICENSEE and its AFFILIATES under Article 6, regardless of the royalty rates payable by SUBLICENSEES to LICENSEE under a sublicense agreement. In addition, LICENSEE shall pay to YALE [**] Percent ([**]%) of any SUBLICENSE INCOME.

4.4    LICENSEE agrees that it shall:

(a)    within [**] of execution by the parties, provide YALE with a copy of any amendments to sublicenses granted by LICENSEE under this AGREEMENT, and within [**] after termination of any sublicense, notify YALE of such termination; and

(b)    within [**] of receipt, provide complete copies of all reports provided to LICENSEE by each SUBLICENSEE pursuant to any sublicense; provided, however, [**]; and

(c)    use commercially reasonable efforts to seek compliance in all material respects by each SUBLICENSEE with the terms of the sublicense to which such SUBLICENSEE is a party.

4.5    Any proposed sublicense by LICENSEE to a SUBLICENSEE who is not a QUALIFIED SUBLICENSEE shall be subject to prior written approval by YALE. [**] LICENSEE [**] YALE [**] YALE’s [**] YALE shall [**] LICENSEE [**] LICENSEE [**] YALE [**] YALE’s [**].

4.6    If LICENSEE proposes to enter into a sublicense that does not include terms that require SUBLICENSEE thereunder to agree substantially as provided in Sections 7.1 and 7.2 of this AGREEMENT (and the related definitions) with respect to the subject matter of such sublicense, then [**] YALE [**]. YALE’s [**] of this AGREEMENT. YALE [**] LICENSEE [**] YALE [**] LICENSEE [**] YALE [**] LICENSEE’s [**] YALE’S [**] YALE [**] LICENSEE [**] YALE’S [**].

ARTICLE 5    LICENSE ISSUE ROYALTY; LICENSE MAINTENANCE ROYALTY;

MILESTONE ROYALTIES

5.1    LICENSEE shall pay to YALE, within [**] after closing of the SUCCESSFUL FINANCING, a) a non-refundable license issue royalty of Sixty Thousand One Hundred Forty Eight Dollars and Ninety-Two Cents ($60,148.92), which is intended to reflect YALE’s unreimbursed patent expenses incurred prior to the EFFECTIVE DATE and (b) the amount of YALE’s unreimbursed patent expenses incurred prior to the EFFECTIVE DATE and not reflected in the amount specified in the immediately preceding clause (a). In addition, LICENSEE shall pay the amount of YALE’s unreimbursed patent expenses incurred on or after the EFFECTIVE DATE to the date of the closing of the SUCCESSFUL FINANCING within [**] after closing of the SUCCESSFUL FINANCING; provided however, the amounts due in (b) shall be payable no later than [**] after the EFFECTIVE DATE.

5.2    During the TERM, LICENSEE agrees to pay to YALE an annual license maintenance royalty (“LMR”) commencing with the first anniversary of EFFECTIVE DATE, until LICENSEE starts to pay MRP under Section 6.3, according to the following schedule:

Anniversary of the EFFECTIVE DATE	LMR

Anniversaries 1-[**]	[**]

[**]	[**]

[**]	[**]

5.3    LICENSEE shall pay YALE, for each therapeutic or prophylactic PRODUCT IN CLASS that is developed by LICENSEE or an AFFILIATE, a non-refundable milestone royalty of Three Million Dollars ($3,000,000.00) when LICENSEE [**].

5.4    Notwithstanding Section 5.3, for each therapeutic or prophylactic PRODUCT IN CLASS for which [**] occurs [**], LICENSEE shall pay the following milestone royalties:

(a)    a non-refundable milestone royalty of [**] Dollars ($[**]) upon the [**] for each such PRODUCT IN CLASS; and

(b)    a non-refundable milestone royalty of [**] Dollars ($[**]) upon the [**] for each such PRODUCT IN CLASS; and

(c)    a non-refundable milestone royalty of [**] Dollars ($[**]) upon the [**] for each such PRODUCT IN CLASS; and

(d)    a non-refundable milestone royalty of [**] Dollars ($[**]) upon the [**] of each such PRODUCT IN CLASS.

Each of the foregoing milestone royalties shall be payable only once for each therapeutic or prophylactic PRODUCT IN CLASS, even if such PRODUCT IN CLASS achieves a given milestone more than once.

5.5    In case of a [**] effective date [**], LICENSEE shall [**]. In case of any such [**] the effective date [**] the effective date of the [**], LICENSEE [**] YALE [**] the effective date of [**].

5.6    LICENSEE shall pay YALE, for each diagnostic PRODUCT IN CLASS that is developed by LICENSEE, a non-refundable milestone royalty of [**] Dollars ($[**]) when LICENSEE and/or an AFFILIATE [**].

5.7    Notwithstanding Section 5.6, [**], LICENSEE shall pay the following milestone royalties:

(a)    a non-refundable milestone royalty of [**] Dollars ($[**]) when LICENSEE [**] for each such PRODUCT IN CLASS; and

(b)    a non-refundable milestone royalty of [**] Dollars ($[**]) when LICENSEE [**] for each such PRODUCT IN CLASS; and

(c)    a non-refundable milestone royalty of [**] Dollars ($[**]) when LICENSEE [**] of each such PRODUCT IN CLASS.

Each of the foregoing milestone royalties shall be payable only once for each diagnostic PRODUCT IN CLASS, even if such PRODUCT IN CLASS achieves a given milestone more than once.

5.8    In case of a [**] effective date [**], LICENSEE shall [**]. In case of any such [**] the effective date [**] the effective date of the [**], LICENSEE [**] YALE [**] the effective date of [**].

5.9    In case a particular PRODUCT IN CLASS is both a therapeutic or prophylactic and a diagnostic and such therapeutic or prophylactic PRODUCT IN CLASS is or is intended to be marketed and sold separate from such diagnostic PRODUCT IN CLASS and such diagnostic PRODUCT IN CLASS is or is intended to be marketed and sold for a use other than determining the suitability of the use of such therapeutic or prophylactic PRODUCT IN CLASS in particular patients, then milestone royalties for both the therapeutic or prophylactic and the diagnostic PRODUCT IN CLASS under Sections 5.3, 5.4, 5.6 or 5.7 shall be due to YALE under this AGREEMENT.

5.10    None of the license issue royalty set forth in Section 5.1, the LMR set forth in Section 5.2 or the milestone royalties set forth in Sections 5.3, 5.4, 5.6 or 5.7 shall be credited against EARNED ROYALTIES payable under Article 6, or treated as SUBLICENSE INCOME or credited against amounts payable by LICENSEE in respect of SUBLICENSE INCOME under Article 4. LICENSEE shall pay the amounts payable to YALE under Sections 5.3 and 5.6 within [**] after the end of LICENSEE’s fiscal year in which the applicable NET SALES threshold is met.

5.11    Notwithstanding any other provision of this AGREEMENT, for purposes of determining what constitutes a single or separate therapeutic or prophylactic and/or diagnostic PRODUCTS IN CLASS or a single or separate services using LICENSED METHODS:

(a)    [**].

(b)    [**].

ARTICLE 6    EARNED ROYALTIES; MINIMUM ROYALTY PAYMENTS

6.1    During the TERM, and subject to the following sentence, as partial consideration for the LICENSE, LICENSEE shall pay to YALE an earned royalty on worldwide cumulative

NET SALES of each PRODUCT IN CLASS or LICENSED METHOD developed by LICENSEE or its SUBLICENSEES or AFFILIATES equal to [**] Percent ([**]%) of such NET SALES (the “EARNED ROYALTY”). If for such a PRODUCT IN CLASS or LICENSED METHOD there is not a VALID CLAIM in either a LICENSED PATENT or a LICENSEE PATENT, in each case concerning such PRODUCT IN CLASS or LICENSED METHOD, then the EARNED ROYALTY on such a PRODUCT IN CLASS or LICENSED METHOD shall be reduced (a “REDUCED EARNED ROYALTY”). The REDUCED EARNED ROYALTY on worldwide cumulative NET SALES of each PRODUCT IN CLASS or LICENSED METHOD developed by LICENSEE or its SUBLICENSEES or AFFILIATES shall be equal to [**] Percent ([**]%) of such NET SALES from and after the date there is no such VALID CLAIM. Unless otherwise stated in this AGREEMENT, any reference to “EARNED ROYALTIES” shall refer to either or both EARNED ROYALTIES and REDUCED EARNED ROYALTIES, as the case may be.

6.2    LICENSEE shall pay all EARNED ROYALTIES accruing to YALE within [**] from the end of each calendar quarter (March 31, June 30, September 30 and December 31), beginning in the first calendar quarter in which NET SALES occur.

6.3    During the TERM, LICENSEE agrees to pay YALE annual Minimum Royalty Payments (“MRP”), commencing on the first anniversary of the EFFECTIVE DATE to occur at least [**] after the date of the FIRST SALE of the first PRODUCT IN CLASS or first service using a LICENSED METHOD that results in NET SALES for such a first PRODUCT IN CLASS or LICENSED METHOD.

(a)    If the FIRST SALE that gives rise to LICENSEE’s obligation to pay an MRP is for a therapeutic or prophylactic PRODUCT IN CLASS or service using a LICENSED METHOD, then the MRP shall be made according to the following schedule:

Years after FIRST SALE	MRP

[**]	[**]

[**]	[**]

(b)    If the FIRST SALE that gives rise to LICENSEE’s obligation to pay an MRP is for a diagnostic PRODUCT IN CLASS or service using a LICENSED METHOD, then the MRP shall be made according to the following schedule:

Years after FIRST SALE	MRP

[**]	[**]

[**]	[**]

[**]	[**]

[**]	[**]

(c)    Once the LICENSEE has made a FIRST SALE of both a therapeutic or prophylactic PRODUCT IN CLASS or a service using a LICENSED METHOD and a diagnostic PRODUCT IN CLASS or service using a LICENSED METHOD, then thereafter MRP shall be the sum of the amounts indicated in Sections 6.3(a) and 6.3(b). If the FIRST SALE of a

PRODUCT IN CLASS or service using a LICENSED METHOD is both a therapeutic or prophylactic and a diagnostic and such therapeutic or prophylactic PRODUCT IN CLASS or service using a LICENSED METHOD is, or is intended to be, marketed and sold separate from such diagnostic PRODUCT IN CLASS or service using a LICENSED METHOD, as the case may be, and such diagnostic PRODUCT IN CLASS or service using a LICENSED METHOD is, or is intended to be, marketed and sold for a use other than determining the suitability of the use of such therapeutic or prophylactic PRODUCT IN CLASS or service using a LICENSED METHOD in particular patients, then thereafter MRP shall be the sum of the amounts indicated in Sections 6.3(a) and 6.3(b).

(d)    Once the MRP commences, LICENSEE shall continue to pay the MRP for PRODUCTS IN CLASS or services using LICENSED METHODS until the end of the TERM, subject to Section 6.3(e). YALE shall fully credit MRP paid against any EARNED ROYALTIES payable by LICENSEE in the same year.

(e)    [**].

(f)    If at any time the applicable rate of EARNED ROYALTIES for all PRODUCTS IN CLASS and services using any LICENSED METHOD shall become the REDUCED EARNED ROYALTY, then the applicable MRP shall thereafter be [**] percent ([**]%) of the applicable amount from the above schedules, prorated for any period of less than 12 months.

6.4    All EARNED ROYALTIES and other payments due under this AGREEMENT shall be paid to YALE in United States Dollars. In the event that conversion from foreign currency is required in calculating a payment under this AGREEMENT, the exchange rate used shall be the Interbank rate quoted by Citibank, N.A. at the end of the last business day of the quarter in which the royalty was earned. If overdue, the EARNED ROYALTIES and any other payments due under this AGREEMENT shall bear interest until payment at a per annum rate equal to [**] Percent ([**]%) above the prime rate in effect at Citibank, N.A. on the due date, and YALE shall be entitled to recover reasonable attorneys’ fees and costs related to the collection of overdue EARNED ROYALTIES or other overdue amounts payable by LICENSEE under this AGREEMENT, following such failure to pay. The payment of such interest shall not foreclose YALE from exercising any other right it may have as a consequence of the failure of LICENSEE to make any payment when due.

ARTICLE 7    DUE DILIGENCE

7.1    LICENSEE has designed a plan for pre-clinical and clinical development of one or more PRODUCTS IN CLASS by use of the ENPP TECHNOLOGY, which plan (i) includes a description of research and development, testing, government approval and manufacturing of PRODUCTS IN CLASS and/or LICENSED METHODS and (ii) after completion of a PIVOTAL TRIAL for a PRODUCT IN CLASS and/or LICENSED METHOD, will additionally include a description of the plan for the marketing and sale or sublicense of such PRODUCTS IN CLASS and/or LICENSED METHODS (as such plan may be supplemented or modified from time to time pursuant to Section 7.3 (the “PLAN”). A copy of the PLAN as of the EFFECTIVE DATE is attached to this AGREEMENT as Appendix B and incorporated herein by reference.

7.2    LICENSEE shall use REASONABLE COMMERCIAL EFFORTS to pursue development and commercialization of PRODUCTS IN CLASS and LICENSED METHODS. The efforts of AFFILIATES and SUBLICENSEES shall be considered LICENSEE efforts for purposes of determining whether LICENSEE is using REASONABLE COMMERCIAL EFFORTS as required by this Section 7.2. LICENSEE shall not pursue development and commercialization of an ENPP PRODUCT that is not a PRODUCT IN CLASS for the sole purpose of avoiding the payment of a royalty to YALE pursuant to Section 6.1.

7.3    No later than [**] after the end of each calendar year during the TERM, LICENSEE shall provide to YALE a written report describing LICENSEE’s, SUBLICENSEE’s, and/or AFFILIATE’s activities and progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales, as applicable, of one or more PRODUCTS IN CLASS or LICENSED METHODS during such year and indicating LICENSEE’s progress and problems to date in implementing the PLAN during such year. If during the course of the year covered by such report LICENSEE, SUBLICENSEE or AFFILIATE shall have been involved in REASONABLE COMMERCIAL EFFORTS for more than one actual or proposed PRODUCT IN CLASS or LICENSED METHOD, such report for such year shall provide the information set forth above for each such actual or proposed PRODUCT IN CLASS or LICENSED METHOD. If progress or developments differ from those anticipated in the PLAN, as supplemented by prior reports LICENSEE has provided pursuant to this Section 7.3, then in such report LICENSEE shall identify in reasonable detail the principal differences, state the reasons for the differences and set forth a modified research, development, regulatory approval, manufacturing, sublicensing, marketing and sales plan. Such report shall also include a forecast and schedule of major events required to market the PRODUCTS IN CLASS or LICENSED METHODS under development during such year. Such report shall also include the aggregate MINIMUM DIRECT COSTS actually incurred to the end of the most recent calendar year preceding such report. If LICENSEE shall have sold PRODUCTS IN CLASS during the period covered by such report, then such report shall clearly indicate (a) which of LICENSEE’s PRODUCTS sold during such period are PRODUCTS IN CLASS, and which are not PRODUCTS IN CLASS, and (b) which of the LICENSED PATENTS, if any, cover each such PRODUCT IN CLASS. LICENSEE shall also promptly provide any reasonable additional data that YALE by written notice to LICENSEE requests in order to evaluate LICENSEE’s exercise of REASONABLE COMMERCIAL EFFORTS during such year. Within [**] following any assignment by LICENSEE pursuant to Section 17.6, the assignee shall provide YALE with an updated and revised copy of the PLAN.

7.4    LICENSEE shall immediately notify YALE if at any time LICENSEE (a) abandons or suspends, or determines to abandon or suspend, its research, development and marketing of the PRODUCTS IN CLASS and LICENSED METHODS, (b) fails to comply with its due diligence obligations under this Article for a period exceeding [**], or (c) abandons or suspends, or determines to abandon or suspend, its clinical research, development or marketing of a particular PRODUCT IN CLASS or a particular LICENSED METHOD.

7.5    LICENSEE shall during the TERM, commencing on completion of the SUCCESSFUL FINANCING, incur costs (including external costs and reasonably attributable internal costs) towards research, clinical development, regulatory approvals, manufacturing, intellectual property filings or maintenance fees, or sale or marketing of one or more PRODUCTS IN CLASS and/or LICENSED METHODS (“MINIMUM DIRECT COSTS”) of at least $[**] per calendar year (pro-rated for any partial calendar year). In determining the amount of such costs that LICENSEE has incurred, costs of LICENSEE shall be calculated on an accrual basis, consistent with the GAAP used in the preparation of LICENSEE’s financial statements furnished to YALE pursuant to Section 9.3, and amounts paid by LICENSEE as RESEARCH SUPPORT of the RESEARCH PROGRAM and such documented costs incurred by SUBLICENSEES and/or AFFILIATES towards a PRODUCT IN CLASS or a LICENSED METHOD shall all be considered costs incurred by LICENSEE.

ARTICLE 8     CONFIDENTIALITY AND PUBLICITY

8.1    Subject to the parties’ rights and obligations pursuant to this AGREEMENT, YALE and LICENSEE agree that during the TERM and for [**] thereafter, each of them:

(a)    will keep confidential and will cause their AFFILIATES and, in the case of LICENSEE, require its SUBLICENSEES to agree in writing with LICENSEE, to keep confidential, CONFIDENTIAL INFORMATION disclosed to it by the other party, by taking whatever action the party receiving the CONFIDENTIAL INFORMATION would take to preserve the confidentiality of its own CONFIDENTIAL INFORMATION, which in no event shall be less than reasonable care; and

(b)    will disclose only that part of the other’s CONFIDENTIAL INFORMATION to its officers, employees or agents that is necessary for those officers, employees or agents who need to know to carry out its responsibilities under this AGREEMENT; and

(c)    will not use the other party’s CONFIDENTIAL INFORMATION other than as expressly set forth in this AGREEMENT or disclose the other’s CONFIDENTIAL INFORMATION to any third parties under any circumstance without advance written permission from the other party; and

(d)    will, within [**] of termination of this AGREEMENT, return all the CONFIDENTIAL INFORMATION disclosed to it by the other party pursuant to this AGREEMENT except for one copy which may be retained by the recipient for monitoring compliance with this Article 8.

8.2    The obligations of confidentiality described above shall not pertain to that part of the CONFIDENTIAL INFORMATION that:

(a)    was known to the recipient prior to the disclosure by the disclosing party; or

(b)    is at the time of disclosure or has become thereafter publicly known through no fault or omission attributable to the recipient; or

(c)    is rightfully given to the recipient from sources independent of the disclosing party; or

(d)    is independently developed by the receiving party without use of or reference to the CONFIDENTIAL INFORMATION of the other party; or

(e)    is required to be disclosed by law in the opinion of recipient’s attorney, but only after the disclosing party is given prompt written notice and an opportunity to seek a protective order; or

(f)    is provided under the RESEARCH AGREEMENT (which CONFIDENTIAL INFORMATION shall be governed by the provisions of the RESEARCH AGREEMENT governing confidential information).

8.3    Except as required by law, neither party may disclose the financial terms of this AGREEMENT without the prior written consent of the other party, except that LICENSEE may disclose such terms to persons who agree in writing with LICENSEE to keep such information confidential.

ARTICLE 9    REPORTS, RECORDS AND INSPECTIONS

9.1    LICENSEE shall, within [**] after the calendar year in which NET SALES first occur, and within [**] after each calendar quarter (March 31, June 30, September 30 and December 31) thereafter, provide YALE with a written report detailing the NET SALES and uses, if any, made by LICENSEE, its SUBLICENSEES and AFFILIATES of LICENSED PRODUCTS and LICENSED METHODS during the preceding calendar quarter and calculating the payments due pursuant to Article 6. NET SALES of PRODUCTS IN CLASS or LICENSED METHODS shall be deemed to have occurred as determined in accordance with the GAAP used in the preparation of the financial statement furnished by LICENSEE to YALE pursuant to Section 9.3. Each such report, using the template provided in Exhibit 9.1 or containing materially the same information contained therein, shall be signed by an officer of LICENSEE (or the officer’s designee), and must include:

(a)    the number of PRODUCTS IN CLASS manufactured, sold, leased or otherwise transferred or disposed of, and the invoiced value of services performed and for which consideration was received using LICENSED METHODS, by LICENSEE, SUBLICENSEES and AFFILIATES;

(b)    a calculation of NET SALES for the applicable reporting period in each country, including the gross invoice prices charged for the PRODUCTS IN CLASS and LICENSED METHODS and any permitted deductions made pursuant to Section 2.36;

(c)    a calculation of total royalties or other payment due, including any exchange rates used for conversion; and

(d)    names and addresses of all SUBLICENSEES and the type and amount of any SUBLICENSE INCOME received from each SUBLICENSEE.

(e)    identification of any INVENTOR AGREEMENT(S) in effect during the previous calendar quarter; provided, however, that LICENSEE shall be required to identify only those INVENTOR AGREEMENTS to which a SUBLICENSEE is a party if LICENSEE has actual, and not merely constructive, knowledge of the existence of such INVENTOR AGREEMENT with a SUBLICENSEE at the time it provides the particular report to YALE pursuant to this Section; LICENSEE shall require a SUBLICENSEE to report INVENTOR AGREEMENTS to LICENSEE.

9.2    LICENSEE and its SUBLICENSEES shall keep and maintain complete and accurate records and books containing an accurate accounting of all data in sufficient detail to enable verification of EARNED ROYALTIES and other payments under this AGREEMENT. LICENSEE shall preserve such books and records for [**] after the calendar year to which they pertain. Such books and records shall be open to inspection by YALE or an independent certified public accountant selected by YALE, at YALE’s expense, during normal business hours upon [**] prior written notice, for the purpose of verifying the accuracy of the reports and computations rendered by LICENSEE. In the event LICENSEE underpaid the amounts due to YALE with respect to the audited period by more than [**] Percent ([**]%), LICENSEE shall pay the reasonable cost of such examination, together with the deficiency not previously paid, within [**] of receiving notice thereof from YALE.

9.3    LICENSEE shall deliver to YALE within [**] after the end of each fiscal year of LICENSEE during the TERM, an income statement for such fiscal year, a balance sheet of LICENSEE and statement of stockholders’ equity as of the end of such fiscal year, and a statement of cash flows for such fiscal year, such financial statements to be prepared in accordance with generally accepted accounting principles (“GAAP”), and accompanied by an audit report of independent public accountants of nationally recognized standing selected by LICENSEE.

ARTICLE 10    PATENT PROTECTION

10.1    LICENSEE shall be responsible for all past, present, and future costs of filing, prosecution and maintenance of all United States patent applications contained in the LICENSED PATENTS which costs are not covered by the amount payable by LICENSEE under Section 5.1. Any and all such United States patent applications, and resulting issued patents, shall remain the property of YALE.

10.2    LICENSEE shall be responsible for all past, present, and future costs of filing, prosecution and maintenance of all foreign patent applications, and patents contained in the LICENSED PATENTS in the countries outside the United States in the LICENSED TERRITORY selected by YALE and agreed to by LICENSEE which costs are not covered by the amount payable by LICENSEE under Section 5.1. All such applications or patents shall remain the property of YALE. LICENSEE acknowledges that YALE shall not be required to file any such applications in low or lower-middle income countries, as designated by the World Bank (www.worldbank.org).

10.3    If LICENSEE does not agree to pay the expenses of filing, prosecuting or maintaining a patent application or patent in any country outside the United States, or fails to pay the expenses of filing, prosecuting or maintaining a patent application or patent in the United States, then the LICENSE with respect to such patent application or patent shall terminate automatically with respect to that country. YALE reserves the right to require LICENSEE to pay patent expenses in advance, based upon good-faith estimates from YALE’s patent counsel.

10.4    The costs mentioned in Sections 10.2 and 10.3 shall include, but are not limited to, any future taxes, annuities, working fees, maintenance fees, renewal and extension charges. Payment of such costs shall be made, at YALE’s option, either directly to patent counsel or by reimbursement to YALE. In either case, LICENSEE shall make payment directly to the appropriate party within [**] of receiving its invoice. If LICENSEE fails to make payment to YALE or patent counsel, as appropriate, within the [**] period, LICENSEE shall be charged a [**] Percent ([**]%) surcharge plus interest of [**] Percent ([**]%) per month or fraction thereof on the invoiced amount per month or fraction thereof or such other amount (higher or lower) as may be charged by patent counsel. The payment of such interest shall not foreclose YALE from exercising any other right it may have as a consequence of the failure of LICENSEE to make any payment whatsoever when due. YALE shall be entitled to recover reasonable attorneys’ fees and costs related to the administration or enforcement of this AGREEMENT following such failure to pay. Failure of LICENSEE to pay the surcharge or interest shall be grounds for termination by YALE under Section 13.1 as and to the extent the same constitutes a TERMINATION EVENT.

10.5    All patent applications under the LICENSED PATENTS shall be prepared, prosecuted, filed and maintained by independent patent counsel chosen by YALE and reasonably acceptable to LICENSEE. Said independent patent counsel shall be ultimately responsible to YALE. LICENSEE shall have the right to retain, at its own expense, separate patent counsel to advise LICENSEE regarding such patent matters. YALE shall instruct its patent counsel to keep YALE, LICENSEE and LICENSEE’s patent counsel, if any, fully informed of the progress of all patent applications and patents, and to give both YALE and LICENSEE reasonable opportunity to comment on the type and scope of useful claims and the nature of supporting disclosures and other matters in the course of patent prosecution and maintenance. YALE will not finally abandon any patent application for which LICENSEE is bearing expenses without LICENSEE’s consent. [**] YALE shall [**] LICENSEE’s [**] under this AGREEMENT [**] LICENSEE’s [**]. YALE shall have no liability to LICENSEE for damages, whether direct, indirect or incidental, consequential or otherwise, allegedly arising from its good faith decisions, actions and omissions taken in compliance with this AGREEMENT in connection with such patent prosecution.

10.6    LICENSEE shall mark, and shall require SUBLICENSEES and AFFILIATES to mark, all LICENSED PRODUCTS with the numbers of all patents included in LICENSED PATENTS that cover the PRODUCTS IN CLASS. Without limiting the foregoing, all PRODUCTS IN CLASS shall be marked in such a manner as to conform with the patent marking notices required by the law of any country where such PRODUCTS IN CLASS are made, sold, used or shipped, including, but not limited to, the applicable patent laws of that country.

ARTICLE 11     INFRINGEMENT AND LITIGATION

11.1    Each party shall promptly notify the other in writing in the event that it obtains knowledge of infringing activity by third parties, or is sued or threatened with an infringement suit, in any country in the LICENSED TERRITORY as a result of activities that concern the ENPP TECHNOLOGY and shall supply the other party with documentation of the infringing activities that it possesses.

11.2    During the TERM:

(a)    LICENSEE shall have the first right and obligation to (i) defend its or its SUBLICENSEE’s use of the ENPP TECHNOLOGY against infringement or interference claims in the LICENSED TERRITORY by third parties and (ii) take action (including legal action) against third parties who may infringe the LICENSED PATENTS or otherwise misappropriate the LICENSED KNOW-HOW, LICENSED METHODS or LICENSED MATERIALS. This right and obligation includes bringing any legal action for infringement and defending any counter claim of invalidity or action of a THIRD PARTY for declaratory judgment for noninfringement or non-interference. If, in the reasonable opinion of both LICENSEE’s and YALE’s respective counsel, YALE is required to be a named party to any such suit for standing purposes, LICENSEE may join YALE as a party; provided, however, that (i) YALE shall not be the first named party in any such action, (ii) the pleadings and any public statements about the action shall state that the action is being pursued by LICENSEE and that LICENSEE has joined YALE as a party; and (iii) LICENSEE shall keep YALE reasonably apprised of all developments in any such action. LICENSEE may settle such suits solely in its own name and solely at its own expense and through counsel of its own selection; provided, however, that no settlement shall be entered without YALE’s prior written consent. LICENSEE shall bear the expense of such legal actions. Except for providing reasonable assistance, at the request and expense of LICENSEE, YALE shall have no obligation regarding the legal actions described in this Section unless required to participate by law. However, YALE shall have the right to participate in any such action through its own counsel and at its own expense. Any recovery shall first be applied to LICENSEE’s out-of-pocket expenses and second shall be applied to YALE’s out-of-pocket expenses, including legal fees. Thereafter, any remaining amount of such recovery by LICENSEE up to the amount of compensatory damages recovered by LICENSEE shall be retained by LICENSEE, but if related to a PRODUCT IN CLASS or LICENSED METHOD shall be deemed, to the extent so related, NET SALES of a PRODUCT IN CLASS or LICENSED METHOD, as the case may be, during the calendar quarter in which such recovery is actually paid to LICENSEE, and shall be subject to payment by LICENSEE of an EARNED ROYALTY thereon pursuant to Section 6.1. LICENSEE shall pay YALE [**] Percent ([**]%) of the amount, if any, of any such recovery by LICENSEE related to a PRODUCT IN CLASS or LICENSED METHOD which amount is in excess of (i) LICENSEE’s and YALE’s out-of-pocket expenses as aforesaid and (ii) the amount of such compensatory damages as aforesaid. LICENSEE shall make such payment to YALE within [**] after the end of the calendar quarter in which LICENSEE actually receives the amount giving rise to such payment to YALE.

(b)    Promptly after LICENSEE (a) receives notification from YALE of infringement by a THIRD PARTY or (b) otherwise first becomes aware of an infringement by a THIRD PARTY, whichever is earlier, LICENSEE shall investigate such infringement and take other steps, including, without limitation, contacting the person believed to be infringing, to determine the nature and extent of any such infringement and, if LICENSEE determines that such infringement is occurring, notify such infringing person to cease. If such infringement shall nonetheless continue, then LICENSEE shall proceed in a timely manner in accordance with Section 11.2(a). If LICENSEE fails to initiate such actions to investigate and determine the nature and extent of such infringement within [**] after the earlier of such notice from YALE or the date LICENSEE first becomes aware of such infringement or if LICENSEE fails to commence a legal action under Section 11.2(a) in a timely manner, as the case may be, then YALE may by notice to

LICENSEE demand that LICENSEE take such actions or commence such legal action. If LICENSEE shall fail to take such action or commence such legal action, as the case may be, within [**] after such demand by YALE, then YALE shall have the right to take such action or to initiate such legal action, as the case may be, at its own expense. If YALE initiates such legal action YALE may use the name of LICENSEE as party plaintiff to uphold the LICENSED PATENTS. In such case, LICENSEE shall provide reasonable assistance to YALE if requested to do so. YALE may settle such actions solely through its own counsel, including though the granting of a license to the ENPP TECHNOLOGY to the infringing THIRD PARTY. Any recovery shall be retained by YALE. In case YALE initiates such legal action in accordance with this Section 11.2(b), then YALE may terminate the LICENSE in the country where such legal action is taken.

11.3    In the event LICENSEE is permanently enjoined from exercising its LICENSE under this AGREEMENT pursuant to an infringement action brought by a THIRD PARTY, or if both LICENSEE and YALE elect not to undertake the defense or settlement of a suit alleging infringement for a period of [**] from notice of such suit, then either party shall have the right to terminate the LICENSE in the country where the suit was filed with respect to the allegedly infringing LICENSED PATENT following [**] written notice to the other party in accordance with the terms of Article 15.

11.4    If LICENSEE, AFFILIATE, and/or SUBLICENSEE challenge a VALID CLAIM of a LICENSED PATENT or challenge a claim by YALE that a product is a PRODUCT IN CLASS (each a “CHALLENGE”), then LICENSEE, AFFILIATE, and/or SUBLICENSEE shall pay or continue to pay all amounts due under this AGREEMENT during the pendency of such CHALLENGE, whether or not any of such amounts is in dispute in such CHALLENGE. In the event YALE should prevail in such a CHALLENGE, then all payments due to YALE shall be tripled.

11.5    Notwithstanding the foregoing in this Article 11, neither LICENSEE nor YALE shall take any action to enforce the LICENSED PATENTS, or patent rights owned by YALE and which claim the PRODUCTS IN CLASS, in low or lower-middle income countries, where such action is intended to prevent the sale of PRODUCTS IN CLASS in any such countries. However, LICENSEE and/or YALE may take such action in any such country, provided that such action is intended to prevent the manufacturing of PRODUCTS IN CLASS for export to countries that are not low-income or lower-middle countries.

ARTICLE 12     USE OF YALE’S NAME

LICENSEE shall not use the name “Yale” or “Yale University,” nor any variation or adaptation thereof, nor any trademark, trade name or other designation owned by YALE, nor the names of any of its trustees, officers, faculty, students, employees or agents, for any purpose without the prior written consent of YALE in each instance, except (a) that LICENSEE may disclose the terms of this AGREEMENT, the activities of the parties hereunder, and the ENPP TECHNOLOGY to its stockholders, potential investors and consultants who are subject to obligations to LICENSEE to keep such information confidential, where such confidentiality obligations are substantially similar to the obligations of LICENSEE to YALE hereunder and (b) as required by applicable law.

ARTICLE 13     TERMINATION

13.1    YALE shall have the right to terminate the LICENSE upon written notice to LICENSEE in the event a TERMINATION EVENT shall have occurred and be continuing; provided, however, that any termination by reason of a TERMINATION EVENT (other than a TERMINATION EVENT described in Section 2.57(a)) shall be made in accordance with Section 13.4.

13.2    The LICENSE shall terminate automatically without any notice to LICENSEE in the event LICENSEE shall cease to carry on its business for a period of [**] or becomes INSOLVENT, or a petition in bankruptcy is filed against LICENSEE and is consented to, acquiesced in or remains undismissed for [**], or LICENSEE makes a general assignment for the benefit of creditors, or a receiver is appointed for LICENSEE.

13.3    LICENSEE shall have the right to terminate the LICENSE upon written notice to YALE:

(a)    at any time on six (6) months’ notice to YALE, provided LICENSEE is not in breach of the AGREEMENT in any material respect and upon payment of all amounts due YALE through the effective date of termination; or

(b)    in the event YALE commits a material breach of any of the provisions of this AGREEMENT and such breach is not cured (if capable of being cured) within the [**] period after receipt of written notice thereof from LICENSEE which notice shall identify such breach in reasonable detail, or upon receipt of such notice if such breach is not capable of being cured.

13.4    Subject to Section 13.1, if YALE believes that a TERMINATION EVENT (other than a TERMINATION EVENT described in Section 2.57 (a)) shall have occurred and be continuing, then such matter shall be resolved in accordance with this Section 13.4.

(a)    If YALE believes such a TERMINATION EVENT shall have occurred and [**], then YALE may so [**] LICENSEE [**] YALE [**] YALE [**]. LICENSEE shall [**] YALE [**] LICENSEE [**].

(b)    If [**], YALE [**] YALE [**] under Section 13.4(a), then [**] YALE may [**] LICENSEE [**] YALE [**] LICENSEE [**], LICENSEE [**] YALE [**] LICENSEE [**].

(c)    YALE shall [**] YALE [**] YALE [**] LICENSEE’s [**] YALE, [**] LICENSEE’s [**] LICENSEE’s [**] LICENSEE [**]. If YALE [**].

(d)    Within [**] after LICENSEE [**] YALE and LICENSEE shall [**]. If, after [**], then the [**], and the [**] LICENSEE shall [**].

(e)    Either party shall have the right to seek declaratory relief relating to this AGREEMENT in a court of competent jurisdiction.

13.5    Upon termination of the LICENSE, for any reason, all rights and licenses granted to LICENSEE under the terms of this AGREEMENT shall terminate. In case of any termination of the LICENSE, each sublicense that LICENSEE shall have entered into in compliance with this AGREEMENT shall become a direct license by YALE to the applicable SUBLICENSEE, so long as at the time of such termination of the LICENSE such SUBLICENSEE shall be in compliance in all material respects with the terms of its sublicense; provided, however that (1) YALE shall not be liable for any breach or default under such sublicense by LICENSEE and (2) in no event shall YALE have any obligation or liability under such sublicense that it did not have to LICENSEE under this AGREEMENT prior to termination of the LICENSE. Upon such termination, LICENSEE shall cease to manufacture or sell PRODUCTS IN CLASS and cease to practice LICENSED METHODS, except that (1) LICENSEE may complete the manufacture of quantities of PRODUCTS IN CLASS which were work-in-process on the date of such termination and (2) LICENSEE may, for up to [**] after the date of such termination, sell any inventory of PRODUCTS IN CLASS that existed on the date of such termination or which were completed as permitted by the immediately preceding clause (1). Within [**] of the effective date of termination LICENSEE shall:

(a)    Return to YALE all materials relating to or containing the LICENSED PATENTS, LICENSED METHODS or CONFIDENTIAL INFORMATION disclosed by YALE; provided, however, that LICENSEE may retain a single file copy thereof in its records;

(b)    Provide to YALE the last report required under Section 9.1; and

(c)    Make all payments arising under this AGREEMENT up to the effective date of termination.

13.6    Termination of the LICENSE shall not affect any rights or obligations accrued prior to the effective date of such termination and specifically LICENSEE’s obligation to pay all royalties and other payments specified by Article 5 and 6 for NET SALES to the date of termination. The parties agree that claims giving rise to indemnification may arise after the TERM or termination of the LICENSE granted herein.

13.7    The rights provided in this Article 13 shall be in addition and without prejudice to any other rights which the parties may have with respect to any default or breach of the provisions of this AGREEMENT.

13.8    Waiver by either party of one or more defaults or breaches shall not deprive such party of the right to terminate because of any subsequent default or breach.

13.9    Upon termination of the LICENSE for any reason other than breach by YALE, the ENPP TECHNOLOGY that may no longer be practiced because of such termination of the LICENSE or termination of the LICENSE with respect to a particular PRODUCT IN CLASS or LICENSED METHOD that LICENSEE has chosen to abandon, as the case may be, shall be an “ABANDONED TECHNOLOGY”. LICENSEE shall permit YALE and its future licensees of the ABANDONED TECHNOLOGY to utilize, reference and otherwise have the benefit of all regulatory approvals of, or clinical trials or other studies conducted by or on behalf of LICENSEE on, and all filings made by or on behalf of LICENSEE with regulatory agencies with respect to, ABANDONED TECHNOLOGY, subject to the rights of THIRD PARTIES. In addition, at YALE’s request and subject to Section 13.5 and any rights of THIRD PARTIES, LICENSEE shall, at YALE’s sole cost and expense for copying expenses associated with the following in this Section 13.9 deliver to YALE copies of records held by or on behalf of LICENSEE that are required by regulatory authorities to be maintained with respect to the sale, storage, handling, shipping and use of the ABANDONED TECHNOLOGY, copies of all reimbursement approval files held by LICENSEE, and copies of all documents, data and information held by or on behalf of LICENSEE that are related to clinical trials and other studies by or on behalf of LICENSEE of ABANDONED TECHNOLOGIES, all of which are collectively the “RETURNED MATERIALS”. YALE agrees that, subject to the provisions of Article 8, LICENSEE may retain one copy of the RETURNED MATERIALS to the extent LICENSEE is required by law to maintain such copy. If LICENSEE [**] YALE [**] within [**], YALE shall [**] LICENSEE [**]. YALE [**] LICENSEE within [**] after YALE [**].

13.10    Upon expiration of the TERM LICENSEE shall have a non-exclusive, fully paid- up, perpetual license to LICENSED KNOW-HOW to make, have made, use, sell, have sold, import or export any ENPP PRODUCT in the LICENSED TERRITORY.

ARTICLE 14    INDEMNIFICATION; INSURANCE; NO WARRANTIES

14.1    LICENSEE shall defend, indemnify and hold harmless YALE, its trustees, directors, officers, employees, and agents and their respective successors, heirs and permitted assigns (the “INDEMNIFIED PERSONS”) against any and all liabilities, claims, demands, obligations, damages, judgments, losses and expenses of any nature, including, without limitation, reasonable legal expenses and attorneys’ fees (collectively “CLAIMS”), based upon, arising out of or otherwise relating to this AGREEMENT, including without limitation (1) arising out of any theory of liability (including, without limitation, tort, warranty, or strict liability) or the death, personal injury, or illness of any person or out of damage to any property related in any way to the rights granted under this AGREEMENT; or (2) resulting from the production, manufacture, sale, use, lease, or other disposition or consumption or advertisement of the PRODUCTS IN CLASS or LICENSED METHODS by LICENSEE, its AFFILIATES, SUBLICENSEES or any other transferees; or (3) in connection with any statement, representation or warranty of LICENSEE, its AFFILIATES, SUBLICENSEES or any other transferees with respect to the LICENSED PRODUCTS or LICENSED METHODS. Each INDEMNIFIED PERSON shall notify LICENSEE promptly after such INDEMNIFIED PERSON learns of a CLAIM or threatened CLAIM for which indemnity may be sought under this Section 14.1. The LICENSEE shall have the right to assume the defense of any legal action for which indemnity may be sought under this Section 14.1. LICENSEE shall not be responsible for indemnity with regard to any CLAIM that is settled without LICENSEE’s prior written consent and LICENSEE shall not settle or compromise any CLAIM without the prior written consent of YALE, such consent not to be unreasonably withheld. Without limiting the foregoing, YALE may withhold its consent to any settlement or compromise that would in any manner constitute or incorporate an admission by YALE, require YALE to take or refrain from taking any action, or not include an unconditional release of all YALE Indemnitees from all liability for claims that are the subject matter of the settled CLAIM.

14.2    LICENSEE shall purchase and maintain in effect and shall require its SUBLICENSEES to purchase and maintain in effect a policy of commercial, general liability insurance to protect YALE with respect to events described in Section 14.1. Such insurance shall:

(a)    list “YALE, its trustees, directors, officers, employees and agents” as additional insureds under the policy;

(b)    provide that such policy is primary and not excess or contributory with regard to other insurance YALE may have;

(c)    be endorsed to include product liability coverage in amounts no less than [**] Dollars ($[**]) per incident and [**] Dollars ($[**]) annual aggregate; and

(d)    be endorsed to include contractual liability coverage for LICENSEE’s indemnification under Section 14.1; and

(e)    by virtue of the minimum amount of insurance coverage required under Section 14.2(c), not be construed to create a limit of LICENSEE’s liability with respect to its indemnification under Section 14.1.

14.3    By signing this AGREEMENT, LICENSEE certifies that the requirements of Section 14.2 will be met on or before the earlier of (a) the date of FIRST SALE of any PRODUCT IN CLASS or LICENSED METHOD or (b) the date any PRODUCT IN CLASS, or LICENSED METHOD is tested or used on humans, and will continue to be met thereafter. Upon YALE’s request, LICENSEE shall furnish a Certificate of Insurance and a copy of the current Insurance Policy to YALE. LICENSEE shall give [**] written notice to YALE prior to any cancellation of or material change to the policy.

14.4.    (a) YALE MAKES NO, AND EXPRESSLY DISCLAIMS ALL, REPRESENTATIONS OR WARRANTIES THAT ANY CLAIMS OF THE LICENSED PATENTS, ISSUED OR PENDING, ARE VALID, OR THAT THE MANUFACTURE, USE, SALE OR OTHER DISPOSAL OF THE PRODUCTS IN CLASS, OR PRACTICE OF THE LICENSED METHODS, DOES NOT OR WILL NOT INFRINGE UPON ANY PATENT OR OTHER RIGHTS NOT VESTED IN YALE.

(b)    EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN SECTION 1.2 OF THIS AGREEMENT, YALE MAKES NO, AND EXPRESSLY DISCLAIMS ALL, REPRESENTATIONS AND WARRANTIES WHATSOEVER WITH RESPECT TO THE LICENSED PATENTS, PRODUCTS IN CLASS AND LICENSED METHODS, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. LICENSEE SHALL MAKE NO STATEMENTS, REPRESENTATION OR WARRANTIES WHATSOEVER TO ANY THIRD PARTIES WHICH ARE INCONSISTENT WITH SUCH DISCLAIMER BY YALE. IN NO EVENT SHALL YALE, OR ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES, BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER YALE SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING. IN NO EVENT SHALL YALE, OR ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES, BE LIABLE FOR DAMAGES IN EXCESS OF AMOUNTS YALE HAS RECEIVED FROM LICENSEE UNDER THIS LICENSE.

ARTICLE 15     NOTICES, PAYMENTS

15.1    Any payment, notice or other communication required by this AGREEMENT (a) shall be in writing, (b) may be delivered personally or sent by reputable overnight courier with written verification of receipt or by registered or certified first class United States Mail, postage prepaid, return receipt requested, (c) shall be sent to the following addresses or to such other address as such party shall designate by written notice to the other party, and (d) shall be effective upon receipt:

FOR YALE: Managing Director YALE UNIVERSITY Office of Cooperative Research 433 Temple Street New Haven, Connecticut 06511	FOR LICENSEE: Chief Executive Officer Inozyme Pharma, LLC [**]

With a copy to: [**]

ARTICLE 16    LAWS, FORUM AND REGULATIONS, & INVENTOR AGREEMENTS

16.1    Any matter arising out of or related to this AGREEMENT shall be governed by and in accordance with the substantive laws of the State of Connecticut, without regard to its conflicts of law principles, except where the federal laws of the United States are applicable and have precedence. Any dispute arising out of or related to this AGREEMENT shall be brought in a court of competent jurisdiction in the State of Connecticut, and the parties hereby irrevocably submit to the jurisdiction of such courts.

16.2    LICENSEE shall comply, and shall cause its AFFILIATES to comply and require its SUBLICENSEES to comply, with all foreign and United States federal, state, and local laws, regulations, rules and orders applicable to the testing, production, transportation, packaging, labeling, export, sale and use of the PRODUCTS IN CLASS and practice of the LICENSED METHODS. In particular, LICENSEE shall be responsible for assuring compliance with all United States export laws and regulations applicable to this LICENSE and LICENSEE’s activities under this AGREEMENT.

16.3    If LICENSEE, or AFFILIATE enters into an INVENTOR AGREEMENT with BRADDOCK or any other person who, at the time LICENSEE enters into such agreement, LICENSEE has actual knowledge is an employee or student of YALE, LICENSEE shall so notify YALE in writing within [**], subject to any requirements of applicable law. LICENSEE acknowledges that: (i) BRADDOCK is a YALE faculty member, and others who enter into an INVENTOR AGREEMENT are YALE employees or students (as the case may be); (ii) employees and students of YALE are subject to certain policies of YALE, as such policies may be revised from time to time, including policies concerning consulting, conflicts of interest, and intellectual property (e.g., Yale University Patent Policy (http://ocr.yale.edu/faculty/policies/yale-university-

patent-policy and http://ocr.yale.edu/students/patent-policy-students) and the policies of the Yale Faculty Handbook (http://provost.yale.edu/faculty-handbook)) (“YALE POLICIES”); (iii) to the extent any provision of an INVENTOR AGREEMENT conflicts with YALE POLICIES existing as of the effective date of such INVENTOR AGREEMENT, or imposes obligations or responsibilities that would require the employee of YALE to act in violation of such YALE POLICIES, to the extent permitted by applicable law such provision shall be void. BRADDOCK and any person who is a YALE employee or student and a party to an INVENTOR AGREEMENT is a THIRD PARTY beneficiary of this Section 16.3. [**].

ARTICLE 17    MISCELLANEOUS

17.1    This AGREEMENT shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

17.2    This AGREEMENT constitutes the entire agreement of the parties relating to the LICENSED PATENTS, PRODUCTS IN CLASS and LICENSED METHODS, and all prior representations, agreements and understandings, written or oral, are merged into it and are superseded by this AGREEMENT; provided, however, that any obligations to either party accrued by the other party prior to the EFFECTIVE DATE of this AGREEMENT shall remain as such.

17.3    The provisions of this AGREEMENT shall be deemed separable. If any part of this AGREEMENT is rendered void, invalid, or unenforceable, such determination shall not affect the validity or enforceability of the remainder of this AGREEMENT unless the part or parts which are void, invalid or unenforceable shall substantially impair the value of the entire AGREEMENT as to either party.

17.4    Articles, paragraph and section headings are inserted for convenience of reference only and do not form a part of this AGREEMENT.

17.5    No person not a party to this AGREEMENT, including any employee of any party to this AGREEMENT, shall have or acquire any rights by reason of this AGREEMENT. Nothing contained in this AGREEMENT shall be deemed to constitute the parties partners with each other or any THIRD PARTY, and neither party shall be deemed to be the agent of the other.

17.6    This AGREEMENT may not be amended or modified except by written agreement executed by each of the parties.

17.7    This Agreement is personal to LICENSEE and shall not be assigned by LICENSEE without the prior written consent of YALE; provided, however, that no such consent of YALE shall be required [**]; provided further, however, that in case of any [**] of this Section 17.7 [**] of this Agreement.

17.8    LICENSEE, or any SUBLICENSEE or assignee, will not create, assume or permit to exist any lien, pledge, security interest or other encumbrance on this AGREEMENT or any sublicense, and any attempt to create, assume or permit such an encumbrance shall be void.

17.9    The failure of any party hereto to enforce at any time, or for any period of time, any provision of this AGREEMENT shall not be construed as a waiver of either such provision or of the right of such party thereafter to enforce each and every provision of this AGREEMENT.

17.10    This AGREEMENT may be executed in any number of counterparts and any party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

17.11    Neither YALE nor LICENSEE shall be liable to perform its obligations as required by this AGREEMENT, or shall be in default of its obligations under this AGREEMENT, to the extent such failure to perform or default is caused by any reason beyond such party’s control, including, without limitation, any of the following: labor disturbances or disputes of any kind, accidents, , civil disorders, acts of aggression, acts of God, energy or other conservation measures, failure of utilities, delays or defaults by common carrier, mechanical breakdowns, material shortages, disease, or similar occurrences. In case of any such reason beyond a party’s control, the time for performance of such party’s obligations affected thereby shall be extended by the period of the event or circumstance constituting such reason and for a reasonable period of time thereafter.

[signature page follows]

This Space Intentionally Left Blank

IN WITNESS to their agreement, the parties have caused this AGREEMENT to be executed in duplicate originals by their duly authorized representations.

YALE UNIVERSITY		INOZYME PHARMA, LLC

By:	/s/ E. Jonathan Soderstrom	By:	/s/ Axel Bolte
	E. Jonathan Soderstrom, Ph.D. Managing Director Office of Cooperative Research		Axel Bolte Chief Executive Officer

Date:	December 31 2016	Date:	December 31 2016

Yale Confidential – Execution Copy

AMENDMENT NO. 1 TO EXCLUSIVE LICENSE AGREEMENT

BETWEEN:

YALE UNIVERSITY, a corporation organized and existing under and by virtue of a charter granted by the general assembly of the Colony and State of Connecticut with a place of business located at 433 Temple Street, New Haven, Connecticut, 06511, United States of America (“YALE”).

AND:

INOZYME PHARMA, INC., a Delaware corporation, having its principal offices at 321 Summer Street, Boston, Massachusetts 02210 (the “LICENSEE”).

WHEREAS, LICENSEE and YALE have entered into an Exclusive License Agreement between the Parties dated January 6th, 2017 (the “LICENSE”).

ACCORDINGLY, LICENSEE and YALE hereby agree to amend the LICENSE by this first amendment to the LICENSE (“AMENDMENT NO. 1”) as follows:

Section I: Effective Date

1.	This AMENDMENT NO. 1 is effective as of the last signature date (the “AMENDMENT NO. 1 EFFECTIVE DATE”).

Section II: Amendment under AMENDMENT NO. 1

1.	Section 2.57(f)(iii) of the LICENSE is hereby amended and restated in its entirety to read as follows:

“(iii)    file an IND for a PRODUCT IN CLASS with the FDA on or before December 31, 2020;”

2.	All other terms and conditions of the LICENSE remain in full force and effect.

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Yale Confidential – Execution Copy

SIGNATURE PAGE

IN WITNESS WHEREOF, LICENSEE and YALE have by their duly authorized representatives executed and delivered this AMENDMENT NO. 1 effective as of the AMENDMENT NO. 1 EFFECTIVE DATE.

YALE By: /s/ E. Jonathan Soderstrom E. Jonathan Soderstrom, PhD Managing Director, OCR Date: 2 May 2020	Inozyme Pharma, Inc. By: /s/ Axel Bolte Axel Bolte Title: CEO Date: May 2, 2020

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